Corporate Banking Services

                                   Milton Keynes
                                   Corporate Business Centre
                                   Central Business Exchange
                                   Exchange House
                                   478 Midsummer Boulevard
                                   Central Milton Keynes MK9 2EA

                                   Telephone: 01908 666373
                                   Facsimile: 01908 605190

Your ref:
Our ref: CO3/SMR/147
                                                        [GRAPHIC OMITTED - LOGO]
Private & Confidential                                      NatWest
C Halpern Esq.
Restaurant House Limited
Unit 6
Maryland Road
Tongwell
Milton Keynes MK15 8HF

16 February 1996


Dear Colin,

                      COMMERCIAL FIXED RATE LOAN AGREEMENT

We NATIONAL WESTMINSTER BANK PLC and any person to whom we transfer our rights or duties under this agreement agree to offer you a loan under the terms and conditions set out below and on the attached appendix. The first part of the appendix explains some of the words and phrases used in this agreement.

1) Date Of Offer                        16 February 1996

2) Your name:                           Restaurant House Limited, Unit 6,
("you" is the Borrower)                 Maryland Road, Tongwell, Milton Keynes,
                                        MK15 8HF.

3) Lending Branch:                      Milton Keynes Corporate Business Centre,
                                        Central Business Exchange, Exchange
                                        House, 478 Midsummer Boulevard, Milton
                                        Keynes, MK9 2EA.

4) Amount                               (pound)650,000

5) Purpose of the Loan:                 This facility is to be made available to
                                        assist the company in the building of
                                        the "Chili's" restaurants in Cambridge
                                        and Shaftesbury Avenue, London.

6) Period of the Loan:                  Seven Years

                                                            Continued........../

7) Interest Rate: A fixed rate of interest for the whole period of the Loan (Please see

     a.   paragraph 4 of the appendix for how we work out the interest

     b.   paragraph 5 of the appendix for how we fix the rate of interest.)

8) Fee: (pound)8,500 due on the date on which you accept our offer as set out in paragraph 20 of the appendix.

9)   Drawing the loan: You must draw the loan in full in one amount.

10) Repayment: You must have repaid the loan in full on the last day of the period shown in term 6 of this agreement.

     Subject always to our rights under paragraph 13 of the appendix, you will repay the Loan by 84 equal instalments of principal payable every month starting one month after the date on which you draw the Loan.

     From time to time we will tell you the instalments you must pay.

11)  Security:

     Legal Mortgage                     Over the leasehold premises at Cabot
                                        Place, Canary Wharf, London.
     Legal Mortgage                     Over the leasehold premises at 24
                                        Cambridge Circus and 84/86 Charing Cross
                                        Road, London.
     Legal Mortgage                     Over the leasehold premises at Abbeygate
                                        House, 164/167 East Road, Cambridge.
     Mortgage Debenture                 Over the fixed and floating assets of
                                        Restaurant House Limited.

12) Value of security: The security shown in term 11 of this agreement must be worth at least 100% of the amount which you owe at any time on the loan.

     Paragraph 6 of the appendix explains how we work out the value of the security.

                                                            Continued........../

13)  Financial agreements: You agree to the following:

     Please see paragraph 2 of the appendix for an explanation of the words and phrases used below.

     a) You will not allow Total Borrowing to be more than 100% of Tangible Net Worth

     b) You must not allow Adjusted Operating Profit to be less than 300% of Total Borrowing Costs.

     c) You will not allow net cash generated from operating activities to be less than 125% of the Commercial fixed Rate Loan capital repayments.

     d) You must not without our prior written consent either create, extend or increase any security interest on the whole or any part of your undertaking, property or assets (including uncalled capital) whether present or future. Security interest includes (without limitation) liens, pledges, charges, mortgages or other encumbrances.

     e) You will provide us with such financial and other information relating to you or to the Group as we may reasonably require including (without limitation) copies of the consolidated audited accounts of the Group not later than six months after the end of the accounting period to which they relate.

     In order to verify whether you are complying with these covenants, we will refer to your annual audited accounts.

14)  Environmental liabilities:

     Paragraph 17 of the appendix and (e) and (f) of paragraph 3 of the appendix will not apply.

15)  Overdue payments:

     If you do not make any payment under this agreement on the date it is due, then, without prejudice to our other rights, we will charge interest on the overdue amount from the date it was due to the date upon which we receive payment (as well after as before judgement). This will be calculated (and compounded in accordance with our normal practice) on the basis of a year of 365 days and the actual number of days elapsed.

     You will pay interest to us at a rate which is equal to the sum of :

          5% per year, and

          our base rate from time to time

     Any late payments may be debited to a separate account.

                                                             Continued........./

16)  Early repayment

     Paragraph 8 of the appendix gives details of how you may ask to repay the loan before the specified repayment dates. In connection with paragraph 8 of the appendix, the prepayment fee is 0.5% of the amount which you prepay.

                           Commercial Fixed Rate Loan

                                    Appendix

1    Agreement

     This appendix forms part of the agreement between us.

     If we refer to a paragraph, this will mean a paragraph of this appendix. If we refer to a term this will mean a term of the agreement.

2    Meanings of words and phrases used in the agreement

     the 'Agreement Date' means the date on which our offer is accepted in the way set out in paragraph 20 of the appendix.

     'Business Day' shall mean a day on which banks in general are open in the City of London for the transaction of business of the nature set out in this agreement.

     'Event of Default' shall mean any event specified in paragraph 13 of the appendix.

     'the Group' means you and your subsidiary undertakings (as defined by Section 258 of the Companies Act 1985) taken as a whole (and, save where the context does not admit, any of them individually); if there are no subsidiary undertakings for the time being, references to the Group shall be taken to be references to you and the word "consolidated" in relation to any accounts or other financial matters shall be ignored.

     the 'Loan' means the loan facility which we have agreed to provide under the terms and subject to the conditions of this agreement and, where necessary, it will mean all amounts owed under this agreement.

     'The Offer Date' is the date shown in term 1 of the agreement. This is the date on which we make the written offer of the Loan.

     'Option' means either of the interest rate options shown in term 7 of the agreement.

     'Quotation' means a statement from us in response to a request under paragraph 5 of the appendix giving details of a period and an interest rate and any other terms under which we are willing to provide the Loan.

     'The Quotation Date' is the date on which we make a Quotation.

     'Security' means the security shown in term 11 of the agreement and any other security which you provide under paragraph 6 of the appendix.

          The following definitions apply to the financial agreements in term 13 of the agreement.

          'Adjusted Operating Profit' in respect of any financial period, means the Profit (we set out the meaning of this below) for such period adjusted by us (in manner and on bases reasonably satisfactory to us) as follows:

     (i) There shall be added back depreciation on fixed assets charged for such period;

     (ii) There shall be deducted or added back any excess over book value or shortfall below book value, as the case may be, (after deducting selling costs) of the disposal proceeds of any of the Group's fixed assets disposed of during such period;

     (iii) There shall be deducted any taxation paid or payable by the Group during such period;

     (iv) There shall be taken into account the cash effect of any changes in the consolidated net working capital (being Current Assets less Current Liabilities) of the Group during such period; and

     (v) There shall be deducted the aggregate amount of dividends paid by the Group during such period.

          'Borrowing Costs' means, in respect of any financial period. all continuing, regular or periodic costs, charges and expenses (including but not limited to, interest) incurred by the Group in effecting, servicing or maintaining Total Borrowing.

          'Capital Expenditure' means, in respect of any financial period. the aggregate expenditure of the Group on the purchase of fixed assets (as determined in accordance with generally accepted United Kingdom accounting principles (consistently applied))

                           Commercial Fixed Rate Loan

          'Current Assets' means all assets of the Group which would be classified, in accordance with generally accepted United Kingdom accounting principles (consistently applied) as current assets.

          'Current Liabilities' means all liabilities of the Group which would be classified, in accordance with generally accepted United Kingdom accounting principles (consistently applied) as current liabilities.

          'Profit' means, in respect of any financial period, the amount of profit of the Group before taxation, interest payable, and any unusual, extraordinary or exceptional items.

          'Tangible Net Worth' means the amount for the time being paid up or credited as paid up on your issued share capital plus all reserves of the Group which would, in accordance with generally accepted United Kingdom accounting principles consistently applied be classified as shareholders capital plus retained earnings of the Group but deducting assets of the Group which would, in accordance with such principles, be classified as intangible assets.

          'Total Borrowing' means the total outstanding principal amount of all borrowings or monies otherwise raised by the Group from all sources whatever, whether by way of debenture, mortgage, unsecured loan, overdraft or in any other manner (including redeemable preference shares) plus the aggregate face amount of all discounted acceptance credits.

3.   Availability of Loan

     From the Offer Date shown in term 1 of the agreement you will have 30 days in which you can draw the Loan. However, you can only accept this offer and draw the Loan if we have received the following items from you and are satisfied with them:

     a) A copy of this agreement with the acceptance form signed on your behalf.

     b) If you are a company we will need a certified copy of a resolution of the board of directors showing that it

     o    accepts the terms and conditions of the Loan;

     o    agrees to give the security set out in term 11 of the agreement; and

     o authorises a person or persons to take such other action on your behalf as may be necessary for the purpose of the agreement.

     c) If you are a company we will need a copy of your Memorandum and Articles of Association certified by your secretary or a director as being up to date (including copies of all amending resolutions).

     d)   The security set out in term 11 of the agreement.

     e) An environmental audit prepared by environmental consultants (at your expense) approved by us. The audit must confirm that neither your assets nor the use of those assets has broken or is likely to break any Environmental Law (please see paragraph 17 of the appendix for an explanation of the meaning of Environmental Law).

     f) A certified copy of the relevant Environmental Licence (please see paragraph 17 of the appendix for an explanation of the meaning of Environmental Licence).

          You must give us three days' notice of your intention to draw the Loan. These days must be Business Days. We will credit your current account with the amount of the Loan on the day on which you accept the Quotation.

          You may not draw the Loan until we are satisfied that you have accepted a Quotation.

4.   Interest

     We will work out interest on the balance of the Loan outstanding from day to day on the basis of the actual days elapsed and a 365 day year.

     You must pay interest to us on our usual charging days in March, June, September and December or by combined interest and principal instalments (where specified under term 10) on such dates as are specified under term 10 of the agreement.

     If you have chosen Option 1 you will pay a fixed rate of interest for the entire period of the Loan as specified in your Quotation. This rate of interest will be the rate shown in the Quotation.

                           Commercial Fixed Rate Loan

     If you have chosen Option 2, you will pay:

     o a fixed rate of interest for the Initial Fixed Rate Period shown in your Quotation and at the rate shown in your Quotation; and thereafter

     o interest at the rate shown in term 7 of the Agreement for the Floating Rate Period.

     We may charge interest to your current account or to your loan account.

     If you do not make any payments on the due date under this agreement, then the rate of interest specified in term 15 shall apply to any overdue amounts.

5    Fixed Rate of Interest

     You must give us three days notice in writing of the date on which you want to draw the Loan. All these days must be Business Days

     If we have received the items listed in paragraph 3 of this appendix (within the time period set out there), you may ask for a Quotation at any time up to 4 p.m. on the required day for the Loan (which must be a Business Day). You must also tell us the interest rate option you want.

     You must accept or reject our Quotation immediately. If you do not accept the Quotation immediately you shall be deemed to have rejected it.

     Once you have accepted the Quotation we will normally send to you written details of the terms of the Quotation. These details will include the repayment dates and repayment instalment amounts but if you do not receive these written details it will not affect your obligations in respect of the Quotation which you have accepted.

     Accepting the Quotation in any way (whether by telephone telex or in any other way) shall be binding on you and will mean that you will have to borrow the full amount of the Loan as set out in this agreement and the Quotation on the Quotation Date

     If we do not receive instructions from you in relation to the Quotation which you have accepted we shall be entitled to credit the amount thereof to a current account in your name at the lending branch shown in term 3 of the agreement and you shall thereby be deemed to have drawn the Loan.

6    Security

     You must give us the security shown in term 11 of the agreement and this will be a continuing security for the discharge on demand of all your indebtedness and your other liabilities to us from time to time.

     You undertake to provide any extra security which we need to maintain the value of the Security at the level specified in term 12 of the agreement within such period as we may require. The open market value of the Security shall be determined at our option from time to time by an independent professional valuation. You will have to pay for this valuation.

7    Fees and Costs

     We have the right to debit your current account with the fees set out in term 8 and 16 of the agreement.

8    Early Repayment

     We may (but are not obliged to) agree to let you repay the Loan early if you ask us in writing. You must give us five days notice in writing to do this. This notice shall be irrevocable and these days must be Business Days. If we allow you to repay the Loan early, the prepayment will be on such terms as we may require including (without limitation) you indemnifying us against any funding or other costs, losses, expenses or liabilities (including loss of profit) sustained or incurred by us as a result of such prepayment.

     If we allow you to repay the Loan early you will have to pay us the prepayment fee set out in term 16 of the agreement.

     You cannot reborrow any amount you have prepaid.

                           Commercial Fixed Rate Loan

9    Liability

     If you are more than one person then the expression "you" shall mean all of such persons and (save where the context does not so admit) any of them and the obligation of those persons shall be joint and several.

     Each such person irrevocably appoints each other person as his agent for the service of any demand or notice under this agreement.

10   Current Accounts

     You agree to maintain a current account with us throughout the period of the Loan.

11   Payments

     We may transfer amounts from your current account to meet the repayments set out in term 10 of the agreement.

     We may use any repayment instalment (including instalments of principal and interest) or any part of any repayment instalment to:

     o    reduce the amount of principal outstanding on the Loan.

     o    pay interest accrued on the Loan.

     o    discharge any other payment due under this agreement.

     You must make all payments under this agreement in full in pounds sterling without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever).

12   Set-off

     We shall be entitled to set-off against any of your liabilities to us hereunder (whether present, future, actual or contingent) any of your credit balances on any of your accounts with us or in your name. We do not have to give you any prior notice to do this.

13   Default

     If any of the following events occur, we may, by giving you written notice, cancel our outstanding commitments to you (including the availability of the Loan if you have not drawn it) and demand immediate repayment of your indebtedness to us and exercise our rights under any Security

     (a) If you breach any term or condition (including any covenant) of this agreement.

     (b) If you do not make any payment on the date it is due under this agreement and whether by way of principal, interest or otherwise.

     (c) If you do not use the Loan for the purpose set out in term 5 of the agreement.

     (d) If the Security or any part thereof shall cease to be fully enforceable in accordance with its terms or with effect from the date on which the determination of the continuing nature of the Security or any part thereof occurs, such continuing nature is determined whether such determination be by actual or constructive notice or be deemed to have occurred or any binding undertaking provided in the Security or any part thereof shall be breached.

     (e) If you sell or dispose of any asset listed in term 11 of the agreement or it ceases to be in your sole possession.

     (f) Your current account becomes overdrawn after the debiting of any payment due from you under the Loan or it becomes overdrawn in excess of any limit agreed with us and you do not offer payment in cash to us when we inform you of this.

     (g) If any representation, warranty or statement made to us by you in connection with the Loan is breached or is false or if you fail to tell us anything which in our opinion is material to the Loan.

     (h) If you make any default in the performance of any other agreement for borrowed money whether with us or any other lender whereby the due date of repayment thereunder is rendered capable of acceleration or any of your indebtedness becomes or is declared by the holder or the lender thereof to be due and payable prior to its stated maturity or such indebtedness is not

                           Commercial Fixed Rate Loan

          repaid in full at its stated maturity or if repayable on demand is not repaid in full forthwith upon demand being made or if any guarantee or indemnity given by any giver of security in connection with any of your liabilities to us or any other lender is not honoured when due and called upon.

     (i) If you are a company and a petition is presented or a resolution passed for your winding up or a petition is presented for an administration order to be made in relation to you or your directors make a proposal for a voluntary arrangement with your creditors or you are unable to pay your debts within the meaning of Section 123 of the Insolvency Act 1986 or an encumbrancer takes possession of or a receiver or an administrative receiver is appointed over any of your assets.

     (j) If you are not a company and a bankruptcy petition is presented against you or you make a proposal to your creditors for a voluntary arrangement within the meaning of Section 253 of the Insolvency Act 1986 or you make or seek to make any composition with your creditors or you appear to be unable to pay a debt within the meaning of Section 268(1) of the Insolvency Act 1986 or appear to have no reasonable prospect of being able to pay a debt within the meaning of Section 268(2) of the Insolvency Act 1986 or an encumbrancer takes possession of any of your assets or if you are not more than one person you die or become mentally incapacitated.

14   Delay in exercising our rights

     If we delay in giving any notice or exercising any of our rights under this agreement this will not be construed as a waiver of any of our rights.

15   Demands and notices

     Any demand or notice to you will be made in writing and be signed by one of our officers and served either by personal delivery on you at any place or by post addressed to you at your place of business last known to us.

     Service by post on you shall be deemed to be effective on the next Business Day after the date of posting even if it is returned undelivered.

     Any notice to us under this agreement must be made in writing and signed by you or where you are a company, by a duly authorised officer on your behalf. It must be delivered by hand or by post to the lending branch specified in term 3 of the agreement.

16   Representations and Warranties

     You represent and warrant that you have full power to accept and be bound by the terms and conditions set out in this agreement and to draw the Loan and that you have taken all necessary steps and obtained all necessary consents and authorisations to do so and that accordingly this agreement constitutes your legal, valid and binding obligations fully enforceable in accordance with their terms.

     You represent and warrant as follows:

     (a) (If you are a company) You are duly incorporated and validly existing under the laws of England.

     (b) No Event of Default has occurred or is outstanding and no event has occurred which with the giving of notice or the lapse of time would constitute an Event of Default.

     (c) All information, exhibits and reports furnished to us in connection with this agreement were and remain true and accurate in all respects and do not omit any fans thereby rendering misleading any statement contained therein.

     (d) The representations and warranties set out above shall survive your acceptance of this agreement and the drawing of the Loan and shall be deemed to be repeated on each day throughout the period of the Loan with reference to the facts and circumstances existing at that time.

17   Environmental Matters

(a) We may at any time during the period of the Loan require you to obtain written confirmation addressed to us which is in a format acceptable to us from the environmental consultant who undertook the environmental audits referred to in paragraph 3 of the Appendix that such audit remain valid and there has been no violation of Environmental Law.

                           Commercial Fixed Rate Loan

(b) You must notify us immediately if you receive any claim, notice or other communication in respect of any alleged breach of Environmental Law.

(c) You undertake to notify us immediately if any Environmental Licence is withdrawn or is not renewed.

(d) You must give us certified copies of any new Environmental Licence and any renewal of any Environmental Licences within twenty-eight days of issue and you must meet all associated costs and expenses.

(e) You represent and warrant to us that you have obtained all requisite Environmental Licences and you have at all times complied in all material respects with the terms and conditions of the Environmental Licences applicable to you and all other applicable Environmental Law and you confirm that no Hazardous Materials (other than those incidental to your business and which are stored in full compliance with Environmental Licence(s)) have been used, disposed of, generated, stored, transported, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by you) in circumstances where this might result in a liability to you.

(f) You represent that you have not received any notices of withdrawal, violations and/or advisory action by regulatory agencies regarding environmental control matters or Environmental Licence compliance.

(g) You will indemnify and hold us and our respective officers, directors, employees and agents (the 'Indemnified Parties') free and harmless from and against any and all actions, causes of action, losses, costs, liabilities and damages of any kind and every kind of character known or unknown fixed or contingent, out of pocket or consequential and all expenses incurred in connection therewith including reasonable legal fees and disbursements (irrespective of whether any such Indemnified Parties are a party to the action for which indemnification is sought) (the "Indemnified Environmental Liabilities) incurred by the Indemnified Parties or any of them as a result of or arising out of or relating to

     (i) The imposition or recording of any liens, pledges, charges or mortgages on or over any of your assets by any government agency or local governmental agency or authority pursuant to any Environmental Law or the removal of any such liens, pledges, charges or mortgages over any of your assets.

     (ii) The claims of any private parties or local government or government agency or authority regarding violations of Environmental Law in connection-with your operations or the effect of the presence of any Hazardous Material on the value of the assets belonging to you or in connection with compliance by you or the Indemnified Parties with any regulation or order issued pursuant to Environmental Law. Your obligations to the Indemnified Parties shall continue after you have repaid the Loan. For the purposes of this agreement:

     "Environmental Law" shall mean any law, regulation, code of practice, circular, guidance notes or the like (whether in the United Kingdom or elsewhere and whether now existing hereafter enacted or promulgated) or any judicial or administrative interpretation thereof concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage, treatment and disposal of hazardous materials.

     "Hazardous Materials" shall mean any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which are defined, determined identified prohibited, limited or regulated by Environmental Law or any other chemical, material, substance or element existing now or in the future and which is capable of causing harm to man or any other living organism which is capable of damaging the environment or public health or welfare including any controlled, special, dangerous, toxic, radioactive or hazardous waste.

     "Environmental Licence" shall mean any permit, licence or authorisation, consent or other approval required by Environmental Law.

18   Costs and Expenses

     You will pay all costs, charges and expenses arising in connection with the Loan including its negotiation and preparation and all costs, charges and expenses arising in connection with the preservation and/or enforcement of our rights hereunder or under the Security and will indemnify us for any and all losses, costs and expenses occasioned by the occurrence of an Event of Default.

                           Commercial Fixed Rate Loan

19   General Points

     (a) If at any time any one or more of the provisions in this agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     (b)  This agreement is governed by the laws of England.

     (c) All expressions in this letter bearing a plural meaning shall (where the context so admits) also bear the singular thereof and vice versa.

     (d) All references in this letter to any statutory provision shall be deemed to include any statutory modification or re-enactment thereof.

20   Acceptance

     Acceptance of the offer contained in this agreement may be effected by receipt by us at the lending branch (please see term 3 of the agreement) within fourteen days of the date specified in term 1 of the agreement of the items specified in paragraph 3 of the appendix.


     --------------------------------
     For and on behalf of
     National Westminster Bank Plc


                               FORM OF ACCEPTANCE

     We accept the Loan on the terms and conditions set out in this letter

     By: /s/ Colin Halpern
     ------------------------
     For and on behalf of


     ---------------------------------       Date
                                                  ------------------------------
RWB635